Exhibit 23.6


Davis
Auditing &
Accounting





January 3, 2002

Re:  Raike Financial Group, Inc.



To whom it may concern,

This letter authorizes the inclusion of all financial statements prepared by the undersigned with Form 10-SB of Raike Financial Group.

If you have any questions, please phone me at (770) 479-5458.



Sincerely,


/s/Mitchell Davis, CPA

Mitchell Davis, CPA











150 North Street, Canton, Ga. 30114  Phone (770) 479-5458  Fax (770) 479-7738